Exhibit 10-e

AT&T HEALTH PLAN

Effective:  January 1, 1987
                                                                Revisions Effective:  January 1, 2010

AT&T HEALTH PLAN

ARTICLE 1   PURPOSE
The AT&T Health Plan ("Plan") provides Participants, certain Retired Participants, and each of their Dependents with supplemental medical, dental, and vision benefits.

ARTICLE 2   DEFINITIONS
For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Basic Plan(s). “Basic Plan(s)” shall mean AT&T’s group managed care medical (known as the AT&T Medical Plan), dental (non-DHMO option), and vision care plans (including the AT&T Retiree Vision Care Program).   For a Participant who Retired on or before August 31, 1992, Basic Plans shall mean the AT&T Medical and Group Life Insurance Plan–CustomCare (“CustomCare”) and dental (non-DHMO option) plans.

2.2 CEO.  "CEO" shall mean the Chief Executive Officer of AT&T Inc.

2.3 COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.4 Committee.  "Committee" shall mean the Human Resources Committee of the Board of Directors of AT&T Inc.

2.5 Dependent(s).  “Dependent(s)” shall mean those individuals who would qualify as a Participant’s dependent(s) under the terms of the major medical Basic Plan in which the Participant participates, or, if applicable, Substitute Basic Coverage.

2.6 Disability.  "Disability" shall mean qualification for long term disability benefits under Section 3.1 of the Officer Disability Plan.

2.7 Eligible Employee.  "Eligible Employee" shall mean an Officer.  Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an “Eligible Employee” under this Plan.  Employees of a company acquired by AT&T shall not be considered an Eligible Employee unless designated as such by the CEO.

2.8 Employer.  "Employer" shall mean AT&T Inc. or any of its Subsidiaries.

2.9 Executive Officer.  “Executive Officer” shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.

2.10 Officer.  "Officer" shall mean an individual who is designated as an officer level Employee for compensation purposes on the records of AT&T.

2.11 Participant.  “Participant” shall mean an Eligible Employee or Retired Eligible Employee who has elected to participate in the Plan and his/ her Dependent(s).

2.12 Plan Administrator.  “Plan Administrator” shall mean the SEVP-HR, or any other person or persons whom the Committee may appoint to administer the Plan; provided that the Committee may act as the Plan Administrator at any time.

2.13 Plan Year.  ”Plan Year” shall mean the calendar year.

2.14 Qualified Dependent.  “Qualified Dependent” shall mean a Dependent who loses coverage under a COBRA Eligible Program due to a Qualifying Event.

2.15 Qualifying Event. “Qualifying Event” shall mean any of the following events if, but for COBRA continuation coverage, they would result in a Participant’s loss of coverage under this Plan:

(1)	death of a covered Employee;
(2)	termination (other than by reason of such Employee’s gross misconduct) of an Employee’s employment;
(3)	reduction in hours of an Employee;
(4)	divorce or legal separation of an Employee or dissolution of an Employee’s registered domestic partnership;

(5)	an Employee’s entitlement to Medicare benefits; or
(6)	death of a covered Employee;

2.16 Retire or Retirement.  “Retire” or "Retirement" shall mean the termination of a Participant's employment with AT&T or any of its Subsidiaries, for reasons other than death, on or after the earlier of the following dates:  (1) the date such Participant has attained age 55, and, for a Participant on or after January 1, 2002, has five (5) years of service, or (2) the date the Participant has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997:

Net Credited Service                     Age
25 years or more                            50 or older
30 years or more                            Any age

2.16           SEVP-HR.  “SEVP-HR” shall mean AT&T’s highest ranking Officer, specifically responsible for human resources matters.

2.17           Subsidiary.  "Subsidiary" shall mean any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest.  The Committee may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.  Notwithstanding anything herein to the contrary, unless designated a “Subsidiary” pursuant to the immediately preceding sentence, Cingular Wireless LLC, Sterling Commerce, Inc., and their respective subsidiaries shall not be considered a Subsidiary under this Plan.

2.18           AT&T.  "AT&T" shall mean AT&T Inc.

ARTICLE 3   ELIGIBILITY

3.1 Active Participants and their Dependents. Each Eligible Employee shall be eligible to participate in this Plan along with his/her Dependent(s) beginning on the effective date of the employee becoming an Eligible Employee.

Upon becoming an Eligible Employee, he/she shall have 90 days to elect to participate in this Plan.  In order to continue participation, the Participant must pay all applicable contributions.  If a Participant terminates participation in this Plan at any time for any reason, that Participant and his/her Dependent(s) shall be ineligible to participate in the Plan at any time in the future.

3.2 Retired Participants and their Dependents.  Provisions of this Plan will continue in effect during Retirement for each Participant and his/her Dependent(s) with respect to any Eligible Employee who became a Participant before January 1, 1999.  Neither an Eligible Employee who became a Participant after December 31, 1998 nor his/her Dependent(s) shall be eligible for participation hereunder on or after such Participant’s Retirement.

3.3 Requirement to Enroll and Participate in Basic Plans and Medicare.  As a condition to participation in the Plan, each Participant must be enrolled in, paying for, and participating in (i) the Basic Plans, or, if applicable, Substitute Basic Coverage, and (ii) all parts of Medicare for which such Participant is eligible and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage.

Notwithstanding any other provision of the Plan to the contrary, an individual who first becomes an Eligible Employee in the middle of a Plan Year and who is enrolled in AT&T sponsored group health plans other than the Basic Plans, will be allowed to participate in the Plan for the remainder of the Plan Year along with his/her Dependent(s) who are enrolled in such other AT&T sponsored health plans, as if they were participating in the Basic Plans.  At the next group enrollment opportunity for the Basic Plans, the Participant and his/her Dependent(s) must enroll in the Basic Plans to continue participation in this Plan.

ARTICLE 4   BENEFITS

4.1 Covered Benefits. Subject to the limitations in this Plan (including but not limited to the loyalty conditions set forth in Article 8 below), this Plan provides 100% payment, through reimbursement or otherwise, of all medical, dental, and vision services not paid under the Participant’s (i) Basic Plans or, if applicable, Substitute Basic Coverage, or (ii) Medicare, provided expenses for such services would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not. Contributions or premiums for participation in this Plan, the Basic Plans, Medicare, or any other health plan are not considered “services”, and are therefore not eligible benefits under this Plan.

4.2 Benefit Limits.  Benefits paid to any Participant or any one of his/her Dependents under this Plan shall not exceed $50,000 per Plan Year per individual, and benefits paid to any Participant and his/her Dependents under this Plan shall not exceed $100,000 total per Plan Year. Amounts paid to or on behalf of a Participant or his/her Dependent(s) under (i) the Basic Plans, or if applicable, Substitute Basic Coverage, (ii) Medicare, or (iii) any other AT&T sponsored group health plan will not be included in these limits.

4.3 Priority of Paying Covered Claims.  Claims for benefits will be applied against the various health plans and coordinated with Medicare in the following order:

(1)	Medicare, to the extent the Participant is eligible therefore and such claim is actually paid by Medicare,
(2)	Basic Plans,
(3)	CarePlus, if elected,

(4)	Long Term Care Plan, if elected,
(5)	this Plan.

4.4 Substitute Basic Coverage.  Notwithstanding any other provision of this Plan to the contrary, if a Participant is eligible for participation under this Plan during Retirement, but not eligible to participate under the Basic Plans, the Plan shall provide medical, dental, and vision benefits for the Participant and his/her Dependent(s) substantially equivalent to the benefits under the Basic Plans through an insured product (hereinafter, "Substitute Basic Coverage"). Eligibility for Substitute Basic Coverage is conditioned upon the Participant’s payment of contributions in the same amount that a similarly situated retired Basic Plan participant is required to pay under the Basic Plans. Such Substitute Basic Coverage shall constitute such Participant’s Basic Plans for all purposes under this Plan.  The costs of Substitute Basic Coverage (except for the required monthly contributions referenced in this paragraph) shall be borne by AT&T, and the costs of Substitute Basic Coverage shall not be included in the determination of any Participant’s annual Plan contribution amount as provided in Article 7.

ARTICLE 5   TERMINATION OF PARTICIPATION

5.1 Termination of Participation.  Participation will cease on the last day of the month in which one of the following conditions occurs:

(1)	The Participant is no longer a participant in the Basic Plans or Substitute Basic Coverage, in which case participation ceases for such Participant;
(2)
A Participant eligible to enroll in Medicare is no longer a participant in all parts of Medicare for which such Participant is eligible to enroll and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage, in which case participation ceases for such Participant;

(3)	The Participant’s termination of employment for reasons other than Death, Disability, or Retirement, in which case participation ceases for the Participant and his/her Dependent(s);
(4)	The demotion or designation of a Participant so as to no longer be eligible to participate in the Plan, in which case participation ceases for the Participant and his/her Dependent(s);
(5)
The Participant (or Retired Participant) participates in an activity that constitutes engaging in competitive activity with AT&T or engaging in conduct disloyal to AT&T under Article 8, in which case participation ceases for the Participant (or Retired Participant) and his/her Dependent(s); or

(6)
Discontinuance of the Plan by AT&T, or, with respect to a Subsidiary’s Participants (or Retired Participants), such Subsidiary’s failure to make the benefits hereunder available to Participant employed by it (or its Retired Participants), in which case participation ceases for the Participant (or Retired Participant) and his/her Dependent(s).

5.2 Dependents Failure to Participate in Basic Plans.  If a Dependent ceases participation under a Basic Plan or, if applicable, Substitute Basic Coverage, such Dependent’s participation under this Plan will cease with the same effective date.

5.3 Death.  In the event of the Participant’s (or Retired Participant’s) death, the Participant’s (or Retired Participant’s) Dependents may continue participation in this Plan as follows:

(1)
In the event of the death of a Retired Participant such Retired Participant’s Dependents may continue participation in this Plan for so long as such Dependents are participating in the Basic Plans (or, if applicable, Substitute Basic Coverage) and are paying any applicable contributions for this Plan as provided in Article 7.

(2)
In the event of an in-service death of a Participant eligible to participate in the Plan in Retirement as provided under Article 3.2, such Participant’s surviving Dependents may continue participation in this Plan for so long as such Dependents are participating in the Basic Plans (or, if applicable Substitute Basic Coverage) and are paying any applicable contributions for this Plan as provided in Article 7.  If a surviving spouse of such Participant otherwise eligible for participation in the Plan remarries, his/her participation will cease with the effective date of his/ her marriage.

(3)
In the event of an in-service death of a Participant not eligible to participate in the Plan in Retirement as provided in Article 3.2, such Participant’s Dependent(s) may continue participation in this Plan for a 12-month period commencing the month following the month in which such Participant dies as long as such Dependent(s) are participating in the Basic Plans and are paying any applicable contributions for this Plan as provided in Article 7.  If the Participant’s Dependent(s) are eligible for COBRA, they will automatically be enrolled in COBRA so that there is no lapse in coverage, and this 12-month coverage will be integrated and run concurrently with COBRA coverage.

ARTICLE 6   DISABILITY

6.1 Disability.  With respect to any Participant who is receiving short term or long term disability benefits under the Officer Disability Plan, participation under this Plan will be as follows:

(1)	The Participant will be eligible to participate in this Plan for as long as he/she receives short term or long term disability benefits under the Officer Disability Plan.

(2)
An individual who became a Participant on or after January 1, 1999 will no longer be eligible to participate in this Plan once long term disability benefits under the Officer Disability Plan are discontinued, unless the Participant is otherwise eligible for continued benefits under this Plan.

(3)	An Employee who became a Participant before January 1, 1999, will be eligible for participation in this Plan as follows:

(a)
If the individual is Retirement eligible at the time long term disability benefits under the Officer Disability Plan commence, he/she will be eligible to continue participation in this Plan on the same terms and conditions that participation would be available to such Participant in Retirement, regardless of his/her continued receipt of long term disability benefits.

(b)
If the individual is not Retirement eligible at the time long term disability benefits under the Officer Disability Plan commence, he/she will be eligible to participate in this Plan for as long as such Participant participates in the Basic Plans.

ARTICLE 7   COSTS

7.1 Costs of the Plan.  Except as provided below in this Article 7, costs and expenses incurred in the operation and administration of this Plan will be borne by AT&T, and each Subsidiary shall reimburse AT&T for applicable costs and expenses attributable to Participants employed by it (and Retired Participants formerly employed by it).

7.2 Active Participant Contributions.  An Eligible Employee electing to participate in the Plan will pay to participate in the Plan while in active service or while receiving short term or long term disability benefits under the Officer Disability Plan. The contribution for participation may change annually, effective at the beginning of each Plan Year.  Contributions to be made by Participants electing to participate in the Plan during active service or while receiving short term or long term disability benefits under the Disability Plan shall be set annually by the SEVP-HR, determined in the SEVP-HR’s sole and absolute discretion.  The SEVP-HR may adopt tiered rates for similarly situated groups of Participants based on factors such as the number of Dependents covered or Medicare eligibility.  Notwithstanding the foregoing, required contributions for Executive Officers shall be approved by the Human Resources Committee of the AT&T Inc. Board of Directors.

7.3 Retired Participants Contributions.  Participants entitled to participate in the Plan after Retirement or after termination of long term disability benefits under the Officer Disability Plan who elect to participate will pay to participate in the Plan. The contribution for participation may change annually, effective at the beginning of each Plan Year.  Contributions to be made by Participants entitled to participate in the Plan after Retirement or after termination of long term disability benefits under the Officer Disability Plan who elect to participate shall be set annually by the SEVP-HR (in his/her sole and absolute discretion), to the extent their contributions have not previously been provided for in a separate agreement.

7.4 Survivor Contributions.  Upon the death of a Participant the contribution percentage paid by the surviving spouse will be equal to the contribution, adjusted (if applicable) for factors such as the number of Dependents or Medicare eligibility that that would have been paid by the Participant had he/she survived.  In the event there is no surviving spouse but there are surviving eligible Dependents, such Dependents shall pay a ratable share of the contribution, adjusted (if applicable) for factors such as the number of Dependents or Medicare eligibility that would have been paid by the Participant had he/she survived.

In order to continue participation, the Retired Participant or his/her Dependent(s) must pay all applicable contributions.

If a Retired Participant terminates participation at any time for any reason, participation of that Retired Participant and his/her Dependent(s) may not be reinstated for any reason.

ARTICLE 8   LOYALTY CONDITIONS

8.1 Participants acknowledge that no coverage and benefits would be provided under this Plan on and after January 1, 2010 but for the loyalty conditions and covenants set forth in this Article, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan coverage and benefits for the Participants on or after January 1, 2010.  Accordingly, as a condition of receiving coverage and any Plan benefits on or after January 1, 2010, each Participant is deemed to agree that he shall not, without obtaining the written consent of the Plan Administrator in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section.  Further and notwithstanding any other provision of this Plan, all coverage and benefits under this Plan on and after January 1, 2010 with respect to a Participant and his or her Dependents shall be subject in their entirety to the enforcement provisions of this Section if the Participant, without the Plan Administrator’s consent, participates in an activity that constitutes engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as defined below.  The provisions of this Article 8 as in effect immediately before such date shall be applicable to Participant who retire before January 1, 2010.

8.2 Definitions.  For purposes of this Article and of the Plan generally

(1)  an “Employer Business” shall mean AT&T, any Subsidiary, or any business in which AT&T or a Subsidiary or an affiliated company of AT&T has a substantial ownership or joint venture interest;

(2)  “engaging in competition with AT&T” shall mean, while employed by an Employer Business or within two  (2) years after the Participant’s termination of employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business.  “Engaging in competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

(3)      “engaging in conduct disloyal to AT&T” means, while employed by an Employer Business or within two  (2) years after the Participant’s termination of employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1)  year prior to the termination of the Participant’s employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the termination of the Participant’s employment, for any reason to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media, on behalf of any Employer Business during the two (2) years prior to the termination of Participant’s employment for any reason (“Customer”), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.  “Engaging in conduct disloyal to AT&T” also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

(4)  “Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to the Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by the Participant.  For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business.  Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by the Participant from a third party; (iii) was known to the Participant prior to receipt from the Employer Business; or (iv) was independently developed by the Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by the Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

8.3 Forfeiture of Benefits.  Coverage and benefits shall be forfeited and shall not be provided under this Plan for any period as to which the Plan Administrator determines that, within the time period and without the written consent specified, Participant has been either engaging in competition with AT&T or engaging in conduct disloyal to AT&T.

8.4 Equitable Relief.  The parties recognize that any Participant’s breach of any of the covenants in this Article 8 will cause irreparable injury to AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to receive Plan coverage and benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan and payment of Plan benefits for all Participants.  Accordingly, in the event of a Participant’s actual or threatened breach of the covenants in this Article, the Plan Administrator, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Article 8.  In addition, AT&T shall pay for any Plan expenses that the Plan Administrator incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies.  To enforce its repayment rights with respect to a Participant, the Plan shall have a first priority, equitable lien on all Plan benefits provided to or for the Participant and his or her Dependents.  In the event the Plan Administrator succeeds in enforcing the terms of this Article through a written settlement with the Participant or a court order granting an injunction hereunder, the Participant shall be entitled to collect Plan benefits collect Plan benefits prospectively, if the Participant is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Participant), provided that the Participant complies with said settlement or injunction.

8.5 Uniform Enforcement.  In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s accrual or receipt of benefits under the Plan after January 1, 2010 that each and all of the following conditions apply to all Participants and to any benefits that are paid or are payable under the Plan:

(1)  ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan, and as its “named fiduciary” within the meaning of ERISA.

(2)  All litigation between the parties relating to this Article shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

(3)      If the Plan Administrator determines in its sole discretion either (I) that AT&T or its affiliate that employed the Participant terminated the Participant’s employment for cause, or (II) that equitable relief enforcing the Participant’s covenants under this Article 8 is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Participant has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Participant shall not be entitled to collect any Plan benefits, and if any Plan benefits have been paid to the, the Participant shall immediately repay all Plan benefits to the Plan (with such repayments being used within such year for increased benefits for other Participants in any manner determined in the Plan Administrator’s discretion) upon written demand from the Plan Administrator.  Furthermore, the Participant shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

ARTICLE 9  MISCELLANEOUS

9.1 Administration.  Subject to the terms of the Plan, the CEO or SEVP-HR shall establish such rules as are deemed necessary for the proper administration of the Plan. AT&T will compute a "gross-up" allowance which will be paid to a Participant to offset any income tax liabilities incurred as a result of receiving benefits under this Plan.

9.2 Amendments and Termination.  This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations.

9.3 Newborns' and Mothers' Health Protection Act of 1996.  To the extent this Plan provides benefits for hospital lengths of stay in connection with childbirth, the Plan will cover the minimum length of stay required for deliveries (i.e., a 48-hour hospital stay after a vaginal delivery or a 96-hour stay following a delivery by Cesarean section.)  The mother’s or newborn’s attending physician, after consulting with the mother, may discharge the mother or her newborn earlier than the minimum length of stay otherwise required by law.  Such coverage shall be subject to all other provisions of this Plan.

9.4 Women's Health and Cancer Rights Act of 1998.  To the extent this Plan provides benefits for mastectomies, it will provide, for an individual who is receiving benefits in connection with a mastectomy and who elects breast reconstruction in connection with such mastectomy, coverage for reconstruction on the breast on which the mastectomy was performed, surgery and reconstruction on the other breast to give a symmetrical appearance, and prosthesis and coverage for physical complications of all stages of the mastectomy, including lymphedemas.  Such coverage shall be subject to all other provisions of this Plan.

9.5 Mental Health Parity Act of 1996.  To the extent this Plan provides mental health benefits other than treatment for substance or alcohol abuse, it will not place annual or lifetime maximums for such benefits that are lower than the annual and lifetime maximums for physical health benefits.  Such coverage shall be subject to all other provisions of this Plan.

9.6 Continuation of Coverage During Family or Medical Leave.  During any period which a Participant is on a family or medical leave as defined in the Family or Medical Leave Act, any benefit elections in force for the Participant shall remain in effect.  While the Participant is on paid leave, contributions shall continue.  If the Participant is on an unpaid leave, the Participant may elect to prepay required contributions on a pre-tax basis before the commencement of such unpaid leave.  Alternatively, the Participant may elect to make such payments on an after-tax basis monthly in accordance with an arrangement that the Plan Administrator shall provide.  If coverage is not continued during the entire period of the family or medical leave because the Participant declines to pay the premium, the coverage must be reinstated upon reemployment with no exclusions or waiting periods, notwithstanding any other provision of this Plan to the contrary. If the Participant does not return to work upon completion of the leave, the Participant must pay the full cost of any health care coverage that was continued on his/her behalf during the leave.  These rules apply to the COBRA Eligible Programs.

9.7 Rights While on Military Leave.  Pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, an Employee on military leave will be considered to be on a Leave of Absence and will be entitled during the leave to the health and welfare benefits that would be made available to other similarly situated Employees if they were on a Leave of Absence.  This entitlement will end if the Employee provides written notice of intent not to return to work following the completion of the military leave.  The Employee shall have the right to continue his/her coverage, including any Dependent coverage, for the lesser of the length of the leave or 18 months.  If the military leave is for a period of 31 days or more, the Employee may be required to pay 102 percent of the total premium (determined in the same manner as a COBRA continuation coverage premium).  If coverage is not continued during the entire period of the military leave because the Employee declines to pay the premium or the leave extends beyond 18 months, the coverage must be reinstated upon reemployment with no pre-existing condition exclusions (other than for service-related illnesses or injuries) or waiting periods (other than those applicable to all Eligible Employees).

9.8 Qualified Medical Child Support Orders.  The Plan will comply with any Qualified Medical Child Support Order issued by a court of competent jurisdiction or administrative body that requires the Plan to provide medical coverage to a Dependent child of a Participant.  The Plan Administrator will establish reasonable procedures for determining whether a court order or administrative decree requiring medical coverage for a Dependent child meets the requirements for a Qualified Medical Child Support Order.  The cost of coverage or any additional cost of such coverage, if any, shall be borne by the Participant.

9.9 Right of Recovery.  If the Plan has made an erroneous or excess payment to any Participant, the Plan Administrator shall be entitled to recover such excess from the individual or entity to whom such payments were made.  The recovery of such overpayment may be made by offsetting the amount of any other benefit or amount payable by the amount of the overpayment under the Plan.

ARTICLE 10   COBRA

10.1 Continuation of Coverage Under COBRA.  Participants shall have all COBRA continuation rights required by federal law and all conversion rights.  COBRA continuation coverage shall be continued as provided in this Article 10.

10.2 COBRA Continuation Coverage for Terminated Participants.  A covered Participant may elect COBRA continuation coverage, at his/her own expense, if his participation under this Plan would terminate as a result of one of the following Qualifying Events: an Employee’s termination of employment or reduction of hours with an Employer.

10.3 COBRA Continuation Coverage for Dependents.  A Qualified Dependent may elect COBRA continuation coverage, at his/her own expense, if his/her participation under this Plan would terminate as a result of a Qualifying Event.

10.4 Period of Continuation Coverage for Covered Participants.  A covered Participant who qualifies for COBRA continuation coverage as a result of a Participant’s termination of employment or reduction in hours of employment described in Subsection 10.2 may elect COBRA continuation coverage for up to 18 months measured from the date of the Qualifying Event.
Coverage under this Subsection 10.4 may not continue beyond the:

(1)	date on which the Participant’s Employer ceases to maintain this Plan;

(2)	last day of the month for which premium payments have been made with respect to this Plan, if the individual fails to make premium payments on time, in accordance with Subsection 10.6;

(3)	date the covered Participant becomes entitled to Medicare; or

(4)
date the covered Participant is no longer subject to a pre-existing condition exclusion under the Participant's other coverage or new employer plan for the type of coverage available under the COBRA Eligible Program for which the COBRA election was made.

10.5 Period of COBRA Continuation Coverage for Dependents.  If a Qualified Dependent elects COBRA continuation coverage under a COBRA Eligible Program as a result of the an Employee’s termination of employment as described in Subsection 10.2, continuation coverage may be continued for up to 18 months measured from the date of the Qualifying Event.  COBRA continuation coverage for all other Qualifying Events may continue for up to 36 months.

Continuation coverage under this Subsection 10.5 with respect to a COBRA Eligible Program may not continue beyond the date:

(1)	on which premium payments have not been made, in accordance with Subsection 10.6 below;

(2)	the Participant becomes entitled to Medicare;

(3)	on which the Employer ceases to maintain this Plan; or

(4)	the Participant is no longer subject to a pre-existing condition exclusion under the Participant’s other coverage or new employer plan for the type of coverage available under this Plan.

10.6 Contribution Requirements for COBRA Continuation Coverage.  Covered Participants and Qualified Dependents who elect COBRA continuation coverage as a result of a Qualifying Event will be required to pay continuation coverage payments.  Continuation coverage payments are the payments required for COBRA continuation coverage that is an amount equal to a reasonable estimate of the cost to this Plan of providing coverage for all covered Participants at the time of the Qualifying Event plus a  2% administrative expense.  In the case of a disabled individual who receives an additional 11-month extended coverage under COBRA, the Employer may assess up to 150% of the cost for this extended coverage period.  Such cost shall be determined on an actuarial basis and take into account such factors as the Secretary of the Treasury may prescribe in regulations.

Covered Participants and Qualified Dependents must make the continuation coverage payment prior to the first day of the month in which such coverage will take effect.  However, a covered Participant or Qualified Dependent has 45 days from the date of an affirmative election to pay the continuation coverage payment for the first month's payment and the cost for the period between the date medical coverage would otherwise have terminated due to the Qualifying Event and the date the covered Participant and/or Qualified Dependent actually elects COBRA continuation coverage.

The covered Participant and/or Qualified Dependent shall have a 30-day grace period to make the continuation coverage payments due thereafter.  Continuation coverage payments must be postmarked on or before the completion of the 30-day grace period.  If continuation coverage payments are not made on a timely basis, COBRA continuation coverage will terminate as of the last day of the month for which timely premiums were made.  The 30-day grace period shall not apply to the 45-day period for the first month’s payment of COBRA premiums as set out in the section above.

If payment is received that is significantly less than the required continuation coverage payment, then continuation coverage will terminate as of the last day of the month for which premiums were paid.  A payment is considered significantly less than the amount due if it is greater than the lesser of $50 or 10% of the required continuation coverage payment.  Upon receipt of a continuation coverage payment that is insignificantly less than the required amount, the Plan Administrator must notify the covered Participant or Qualified Dependent of the amount of the shortfall and provide them with an additional 30-day grace period from the date of the notice for this payment only.

10.7 Limitation on Participant's Rights to COBRA Continuation Coverage.

(1)
If a Qualified Dependent loses, or will lose medical coverage under this Plan as a result of divorce, legal separation, entitlement to Medicare, or ceasing to be a Dependent, such Qualified Dependent is responsible for notifying the Plan Administrator in writing within 60 days of the Qualifying Event.  Failure to make timely notification will terminate the Qualified Dependent's rights to COBRA continuation coverage under this Article.

(2)
A Participant must complete and return the required enrollment materials within 60 days from the later of (a) the date of loss of coverage, or (b) the date the Plan Administrator sends notice of eligibility for COBRA continuation coverage.  Failure to enroll for COBRA continuation coverage during this 60-day period will terminate all rights to COBRA continuation coverage under this Article.  An affirmative election of COBRA continuation coverage by a Participant or his/her spouse shall be deemed to be an election for that Participant's Dependent(s) who would otherwise lose coverage under the Plan.

10.8 Subsequent Qualifying Event.  If a second Qualifying Event occurs during an 18-month extension explained above, coverage may be continued for a maximum of 36 months from the date of the first Qualifying Event.  In the event the Dependent loses coverage due to a Qualifying Event and after such date the Participant becomes entitled to Medicare, the Dependent shall have available up to 36 months of coverage measured from the date of the Qualifying Event that causes the loss of coverage.  If the Participant was entitled to Medicare prior to the Qualifying Event, the Dependent shall have up to 36 months of coverage measured from the date of entitlement to Medicare.

10.9 Extension of COBRA Continuation Period for Disabled Individuals.  The period of continuation shall be extended to 29 months in total (measured from the date of the Qualifying Event) in the event the individual is disabled as determined by the Social Security laws within 60 days of the Qualifying Event.  The individual must provide evidence to the Plan Administrator of such Social Security determination prior to the earlier of 60 days after the date of the Social Security determination, or the expiration of the initial 18 months of COBRA continuation coverage.  In such event, the Employer may charge the individual up to 150% of the COBRA cost of the coverage.

ARTICLE 11   PRIVACY OF MEDICAL INFORMATION

11.1 Definitions.  For purposes of this Article 11, the following defined terms shall have the meaning assigned to such terms in this subsection:

(1)	“Business Associate” shall mean an outside entity or person that performs administrative or other functions on behalf of the Plan;

(2)
 “Health Care Operations” shall mean activities that involve, but are not limited to, quality assessment and improvement, the assessment of health care professionals, disease management, case management, legal services, benefits fraud and abuse investigations, and business planning and development (including cost-management and planning analyses).  Health Care Operations also include, but are not limited to, general health care plan administrative functions such as management activities relating to compliance with HIPAA’s administrative simplification requirements, customer service involving the provision of data analysis for the Plan Sponsor of the HIPAA Plan and other entities whose employees participate in the HIPAA Plan, resolution of internal grievances and due diligence in connection with the sale or transfer of assets to a potential successor in interest if the potential successor is a covered entity, or will become a covered entity, under HIPAA;

(3)	“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 as amended from time to time.

(4)
“Payment” shall mean any activities performed that involve making benefit determinations and payment. These activities include, but are not limited to, billing, reviews for medical necessity, claims management, coordination of benefits, adjudication of health benefits claims (including appeals and other payment-related disputes), subrogation, plan reimbursement, investigations of potential fraud, determining employee contributions, reviews of appropriateness of care, preauthorizations and utilization reviews;

(5)
“Protected Health Information” or “PHI” shall mean individually identifiable information created or retained by the HIPAA Plan beginning on or after April 14, 2003 which pertains to a person’s past, present or future physical or mental health, the health care the person is receiving or has received in the past and all past, present or future Payments for the person’s health care;

(6)
“Treatment” means the provision, coordination or management of health care and related services by one or more health care providers. This category includes, but is not limited to, consultations and referrals between health care providers, the coordination or management of health care by a health care provider with a third party and the referral of a patient for health care from one health care provider to another.

11.2 Privacy Provisions Relating to Protected Health Information (“PHI”).  The Plan and its Business Associates (collectively referred to in this Article 11 as a “HIPAA Plan”) shall use and disclose PHI to the extent permitted by, and in accordance with, HIPAA.  Specifically, each HIPAA Plan will use and disclose PHI for Treatment, Payment and Health Care Operations.

11.3 Disclosure of De-Identified or Summary Health Information.  The HIPAA Plan, or, with respect to the HIPAA Plan, a health insurance issuer, may disclose de-identified or summary health information to the Plan Sponsor of the HIPAA Plan (and its affiliates) if such entity requests the de-identified or summary health information for the purpose of:

(1)	Obtaining premium bids from health plans for providing health insurance coverage under the HIPAA Plan;

(2)	Modifying, amending or terminating the group health benefits under the HIPAA Plan;

In addition, the HIPAA Plan or a health insurance insurer with respect to the HIPAA Plan may disclose to the Plan Sponsor of the HIPAA Plan (or its affiliates) information on whether an individual is participating in the group health benefits provided by the HIPAA Plan or is enrolled in, or has ceased enrollment with health insurance offered by the HIPAA Plan.

11.4 The HIPAA Plan Will Use and Disclose PHI as Required by Law or as Permitted by the Authorization of the Participant or Beneficiary.

Upon submission of an authorization signed by a Participant, beneficiary, subscriber or personal representative that meets HIPAA requirements, the HIPAA Plan will disclose PHI to a Company (or affiliate) sponsored pension plan, long term care plan, disability plan or other benefit plan sponsored by the Company (or an affiliate) with a need to access this PHI for purposes related to such benefit plan’s administration. Authorizations will also be honored when provided to the HIPAA Plan with respect to job accommodation requests, Family Medical Leave Act requests, drug/substance abuse testing, fitness for duty exams, and workers compensation claims.

In addition, PHI will be disclosed to the extent permitted or required by law, without the submission of an authorization form.

11.5 Disclosure of PHI to the Plan Sponsor.  The HIPAA Plan will disclose information to the Plan Sponsor only upon certification from the Plan Sponsor that the HIPAA Plan documents have been amended to incorporate the assurances provided below.

The Plan Sponsor agrees to:

(1)	not use or further disclose PHI other than as permitted or required by the HIPAA Plan document or as required by law;

(2)
ensure that any affiliates or agents, including a subcontractor, to whom the Plan Sponsor provides PHI received from the HIPAA Plan, agrees to the same restrictions and conditions that apply to the Plan Sponsor with respect to such PHI;

(3)	not use or disclose PHI for employment-related actions and decisions unless authorized by the individual to whom the PHI relates;

(4)
not use or disclose PHI in connection with any other benefits or employee benefit plan of the Plan Sponsor or its affiliates unless permitted by the Plan or authorized by an individual to whom the PHI relates;

(5)	report to the Plan any PHI use or disclosure that is inconsistent with the uses or disclosures provided for of which it becomes aware;

(6)	make PHI available to an individual in accordance with HIPAA’s access rules;

(7)	make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(8)	make available the information required to provide an accounting of disclosures;

(9)
make internal practices, books and records relating to the use and disclosure of PHI received from the HIPAA Plan available to the Secretary of the United States Department of Health and Human Resources for purposes of determining the Plan’s compliance with HIPAA; and

(10)
if feasible, return or destroy all PHI received from the HIPAA Plan that the Plan Sponsor still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible.)

11.6 Separation Between the Plan Sponsor and the HIPAA Plan.  In accordance with HIPAA, only the following employees and Business Associate personnel shall be given access to PHI:

(1)
employees of the AT&T Benefits and/or AT&T Executive Compensation organizations responsible for administering group health plan benefits under the HIPAA Plan, including those employees whose functions in the regular course of business include Payment, Health Care Operations or other matters pertaining to the health care programs under a HIPAA Plan;

(2)	employees who supervise the work of the employees described in (1), above;

(3)
support personnel, including other employees outside of the AT&T Benefits or AT&T Executive Compensation organizations whose duties require them to rule on health plan-related appeals or perform functions concerning the HIPAA Plan;

(4)	investigatory personnel to the limited extent that such PHI is necessary to conduct investigations of possible fraud;

(5)	outside and in-house legal counsel providing counsel to the HIPAA Plan;

(6)	consultants providing advice concerning the administration of the HIPAA Plan; and

(7)	the employees of Business Associates charged with providing services to the HIPAA Plan.

The persons identified above shall have access to and use PHI to the extent that such access and use is necessary for the administration of group health benefits under a HIPAA Plan.  If these persons do not comply with this Plan document, the Plan Sponsor shall provide a mechanism for resolving issues of noncompliance, including disciplinary sanctions.